Exhibit 5.2

REED SMITH LLP

599 Lexington Avenue

New York, New York 10022-7650

United States

Telephone: +1 212 521 5400

Facsimile: +1 212 521 5450 599

April 19, 2022

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to F.N.B Corporation, a Pennsylvania corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), relating to the registration by the Company of 1,000,000 shares of the Company’s common stock, par value $0.01 per share, and $10,000,000 of deferred compensation obligations, which represent general unsecured obligations to pay deferred compensation in the future in accordance with the F.N.B. Corporation Deferred Compensation Plan, as amended and restated (the “Plan”). As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

The Plan documents state that the Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation to a select group of management and non-employee directors. For the purpose of this opinion, we have assumed that (1) the Plan has been duly adopted by the Company, and (2) the Plan is, and at all times since it was adopted by the Company has been, maintained primarily for the purpose of providing the opportunity to defer the receipt of compensation to a select group of management and non-employee directors.

By its express terms, the Plan potentially results in a deferral of income by employees for periods extending to the termination of covered employment or beyond. Accordingly, the Plan is an “employee pension benefit plans” described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, as the Plan is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management and non-employee directors, the Plan is subject to parts 1 and 5 of Title I of ERISA, but not to any other provisions of ERISA. The Plan is not designed or operated with the purpose of satisfying the requirements for qualification under section 401(a) of the Internal Revenue Code of 1986, as amended. Parts 1 and 5 of Title I of ERISA do not impose any specific written requirements on non-qualified deferred compensation arrangements such as the Plan as a condition to compliance with the applicable provisions of ERISA. Further, the operation of the Plan pursuant to the written provisions of the Plan will not cause the Plan to fail to comply with parts 1 or 5 of Title 5 of ERISA.

We, as counsel to the Company, have examined originals or copies of such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein. In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Upon the basis of the foregoing, we are of the opinion that the provisions of the written documents constituting the Plan comply with the requirements of ERISA pertaining to such provisions. This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention of any changes in laws which may hereafter occur. The foregoing opinion is limited to the Business Corporation Law of the Commonwealth of Pennsylvania and ERISA. The opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP